UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported): December 17, 2018

AVROBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38537	81-0710585
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Kendall Square

Building 300, Suite 201

Cambridge, MA 02139

(Address of principal executive offices, including zip code)

(617) 914-8420

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (the “Amendment”) amends the Current Report on Form 8-K filed by AVROBIO, Inc. (the “Company”) on December 21, 2018 (the “Original Form 8-K”). The Original Form 8-K was filed in part to report the departure of (i) Katina Dorton as Chief Financial Officer of the Company and as principal financial officer and principal accounting officer of the Company, effective December 17, 2018, and (ii) Nerissa Kreher, M.D. as Chief Medical Officer of the Company and as an executive officer of the Company, effective December 17, 2018. The Company is filing this Amendment solely to report the entry by the Company into (a) a Separation Agreement and Release with Ms. Dorton (the “Dorton Separation Agreement”) and (b) a Separation Agreement and Release with Dr. Kreher (the “Kreher Separation Agreement”) and to file such agreements with this Amendment. Except as provided below, the Original Form 8-K and exhibits are otherwise unaltered by this Amendment.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(1) Dorton Separation Agreement

On January 8, 2019, the Company entered into the Dorton Separation Agreement with Ms. Dorton, which provides, among other things, that in exchange for granting and not revoking a customary release agreement Ms. Dorton will receive (a) an amount equal to nine months of her base salary, payable in substantially equal installments in accordance with the Company’s payroll practice over nine months, provided that Ms. Dorton has not breached any of her continuing obligations, (b) her target annual incentive compensation for 2018 or the incentive compensation that she otherwise would have received for 2018, whichever is greater, (c) reimbursement of COBRA premiums for health benefit coverage for up to nine months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Ms. Dorton had she remained employed with the Company and (d) certain costs associated with Ms. Dorton’s apartment in Boston, Massachusetts, less applicable deductions and withholdings. Additionally, all time-based equity awards held by Ms. Dorton that would have vested had Ms. Dorton remained employed by the Company for an additional nine months following December 17, 2018 shall vest and become exercisable or non-forfeitable.

The foregoing summary of the Dorton Separation Agreement is qualified in its entirety by reference to the full Dorton Separation Agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.

(2) Kreher Separation Agreement

As previously reported by the Company in the Original Form 8-K, unless her employment terminates earlier, Dr. Kreher will continue as a senior advisor to the Company until March 31, 2019, at which time her employment with the Company will end.

On January 10, 2019, the Company entered into the Kreher Separation Agreement with Dr. Kreher, which provides, among other things, that in exchange for granting and not revoking a customary release agreement during the time she serves as a senior advisor to the Company, Dr. Kreher shall (i) continue to receive her current base salary, (ii) remain eligible to participate in the Company’s group employee benefit plans as a regular full-time employee and (iii) continue to vest in her outstanding equity awards. At the termination of her employment with the Company, provided that, among other things, Dr. Kreher’s employment is not terminated by the Company for “cause” and subject to the execution and effectiveness of an updated release, Dr. Kreher will be entitled to receive (a) an amount equal to nine months of her base salary, payable in substantially equal installments in accordance with the Company’s payroll practice over nine months, provided that Dr. Kreher has not breached any of her continuing obligations, (b) her target annual incentive compensation for 2018 or the incentive compensation that she otherwise would have received for 2018, whichever is greater and (c) a monthly cash payment for nine months in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Dr. Kreher had she remained employed by the Company. Additionally, as of Dr. Kreher’s last date of employment with the Company, all time-based equity awards held by Dr. Kreher that would have vested had Dr. Kreher remained employed by the Company for an additional nine months following that date shall vest and become exercisable or non-forfeitable.

The foregoing summary of the Kreher Separation Agreement is qualified in its entirety by reference to the full Separation Agreement filed herewith as Exhibit 10.2 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release, dated January 8, 2019, by and between the Company and Katina Dorton.

10.2	Separation Agreement and Release, dated January 10, 2019, by and between the Company and Nerissa Kreher, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVROBIO, Inc.

Date: January 11, 2019	By:	/s/ Geoff MacKay
Geoff MacKay
Chief Executive Officer